[FORM OF AGREEMENT]

10.1
TRIMBLE INC.
CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS CHANGE IN CONTROL SEVERANCE AGREEMENT, effective on the date of last signature (this “Agreement”), is entered into by and between Trimble Inc., a Delaware corporation (the “Company”), and ______________ (the “Executive”).
W I T N E S S E T H
WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders;
WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and
WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to secure the Executive’s continued services and to ensure the Executive’s continued and undivided dedication to his duties in the event of any threat or occurrence of a change in control of the Company.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:
1.Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
(a)    “Board” means the Board of Directors of the Company.
(b)    “Bonus” means the annual or quarterly bonuses payable pursuant to the Company’s Management Incentive Plan or such other plan that provides for the payment of incentive bonuses as may be, from time to time, authorized by the Board.
(c)    “Cause” means (i) the Executive’s engagement in acts of embezzlement, dishonesty or moral turpitude; (ii) the conviction of the Executive for having committed a felony; (iii) a breach by the Executive of the Executive’s fiduciary duties and responsibilities to the Company having the potential to result in a material adverse effect on the Company’s business, operations, prospects or reputation; or (iv) the repeated failure of the Executive to perform duties and responsibilities as an employee of the Company to the reasonable satisfaction of the Board (except in the case of death or disability) that has not been cured within thirty (30) days after a written demand for substantial performance has been delivered to the Executive by the Board. The determination of Cause shall be made by the Board.

(d)    “Change in Control” means the occurrence of any of the following events:
(i)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;
(ii)    the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(iii)    the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(iv)    a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment is terminated within the three months prior to a Change in Control, and the Executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, then for all purposes of this Agreement, the date immediately prior to the date of such termination of employment shall be deemed to be the date of a Change in Control.
(e)    “Code” means the Internal Revenue Code of 1986, as amended.
(f)    “Company” means Trimble Inc., a Delaware corporation, and any successor thereto.
(g)    “Date of Termination” means the date on which the Executive’s employment by the Company terminates and such termination constitutes a “separation from service” as defined and applied under Section 409A.
(h)    “Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events after a Change in Control:

(i)    the assignment to the Executive of any duties (including a diminution of duties) inconsistent in any adverse respect with the Executive’s position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control;
(ii)    an adverse change in the Executive’s reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control;
(iii)    any removal or involuntary termination of the Executive from the Company otherwise than as expressly permitted by this Agreement or any failure to re-elect the Executive to any position with the Company held by the Executive immediately prior to such Change in Control;
(iv)    a reduction by the Company in the Executive’s rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;
(v)    any requirement of the Company that the Executive (A) be based anywhere more than twenty-five (25) miles from the facility where the Executive is located at the time of the Change in Control or (B) travel on Company business to an extent substantially more burdensome than the travel obligations of the Executive immediately prior to such Change in Control;
(vi)    the failure of the Company to (A) continue in effect any compensation plan in which the Executive is participating immediately prior to such Change in Control, or the taking of any action by the Company which would adversely affect the Executive’s participation in or reduce the Executive’s benefits under any such plan (including the failure to provide the Executive with a level of discretionary incentive award grants consistent with the past practice of the Company in granting such awards to the Executive during the three-Year period immediately preceding the Change in Control), (B) provide the Executive and the Executive’s dependents with welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive immediately prior to such Change in Control, (C) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive immediately prior to such Change in Control, (D) provide the Executive with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive immediately prior to such Change in Control, or (E) continue in effect any severance agreements, programs or arrangements with the Executive, or in which the Executive was participating, that were in effect immediately prior such Change in Control, unless in the case of any violation of any subsections of this Section (h)(vi), the Executive is permitted to participate in other plans, programs or arrangements which provide the Executive (and, if applicable, the Executive’s dependents) with no less favorable benefits at no greater cost to the Executive;

(vii)     the Executive no longer being the [TITLE] of the Company or its successor; or
(viii)    the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 12(b) hereof.
Any event or condition described in Sections 1(h)(i) through (vii) which occurs prior to a Change in Control, but was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, shall constitute Good Reason following a Change in Control for purposes of this Agreement (as if a Change in Control had occurred immediately prior to the occurrence of such event or condition) notwithstanding that it occurred prior to the Change in Control.
For purposes of this Agreement, any good faith determination of Good Reason made by the Executive shall be conclusive; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason. The Executive’s continued employment shall not constitute consent to or a waiver of rights with respect to any event or condition constituting Good Reason. The Executive must provide notice of termination within ninety (90) days of his knowledge of an event or condition constituting Good Reason hereunder or such event shall not constitute Good Reason hereunder. A transaction which results in the Company no longer being a publicly traded entity shall not in and of itself be treated as Good Reason unless and until one of the events or conditions set forth in Sections 1(h)(i) through (vii) occurs.
(i)    “Nonqualifying Termination” means a termination of the Executive’s employment (i) by the Company for Cause, (ii) by the Executive for any reason other than Good Reason, (iii) as a result of the Executive’s death or (iv) by the Company due to the Executive’s absence from his duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of the Executive’s incapacity due to physical or mental illness.
(j)    “Pro-Rated Bonus Amount” means an amount equal to the Bonus that is determined to be payable for the Year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of calendar days that have elapsed between the commencement of the performance period applicable to the Bonus and the Date of Termination, and the denominator of which is the total number of calendar days contained in the performance period.
(k)    “Section 409A” means Section 409A of the Code, the related Treasury Regulations and Internal Revenue Service guidance issued regarding the application of Section 409A.
(l)    “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity.

(m)    “Target Bonus Amount” means, with respect to any Year, the Participant’s target Bonus for such Year based upon the Company’s forecasted operational plan.
(n)    “Termination Period” means the period of time beginning with a Change in Control and ending one (1) year following such Change in Control.
(o)    “Year” means the fiscal year of the Company.
2.    Conversion of Performance Restricted Stock Units Upon a Change in Control.
(a)    Upon a Change in Control, the following shall apply to each outstanding award of performance-based restricted stock units (“PRSU Award”) held by the Executive that is granted under any of the Company’s stock option or incentive plans:
(i)    In the event of a Change in Control that occurs prior to the end of the performance period applicable to the PRSU Award, (A) the performance period applicable to the PRSU Award shall be shortened to end on a date preceding the consummation of the Change in Control selected by the Company (the “Shortened Performance Attainment Date”), (B) a number of performance stock units shall vest immediately prior to the Change in Control equal to the product of (1) the number of performance stock units that become eligible to vest based on the attainment level of the applicable performance goals (or if the attainment level cannot then be measured, the target number of performance stock units subject to the PRSU Award), multiplied by the (2) the Pro Rata Factor (the “Pro Rata Portion”), and (C) the number of performance stock units equal to the difference between (1) the number of performance stock units that became eligible to vest based on attainment of the performance goals and (2) the Pro Rata Portion (the difference between these two amounts, the “Converted RSUs”), shall vest on the last day of the performance period applicable to the PRSU Award, provided the Executive continues employment through such date. The “Pro Rata Factor” means a fraction, the numerator of which is the number of days that has elapsed between the date of grant of the PRSU Award and ending on the date that is the Shortened Performance Attainment Date, and the denominator of which is the total number of days in the original performance period.
(ii)    The Pro Rata Portion shall be settled within 30 days of the Change in Control and the Converted RSUs shall be settled within 30 days of the last day of the performance period.
(b)    For the avoidance of any doubt, any equity awards held by the Executive that were granted under any of the Company’s incentive plans that were granted prior to the date hereof and that provide for vesting acceleration upon a Change in Control shall continue in effect without regard to the provisions of this Agreement.
3.    Termination of Employment.
(a)    Upon the Date of Termination, the Executive shall be entitled to a lump sum cash amount equal to the sum of (A) the Executive’s base salary from the Company and its

Subsidiaries through the Date of Termination, and (B) any outstanding Bonus for which payment is due and owing at such time, in each case to the extent not theretofore paid;
(b)    If, during the Termination Period, the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, then Executive shall be entitled to the following payments and benefits:
(i)    a lump sum cash payment equal to one hundred and fifty percent (150%) of the sum of: (A) the Executive’s annual base salary from the Company and its Subsidiaries in effect immediately prior to the Date of Termination, and (B) the Target Bonus Amount, payable within five (5) business days following the Date of Termination;
(ii)    a lump sum cash payment equal to the Pro-Rated Bonus Amount, payable within sixty-five (65) business days following the end of the performance period;
(iii)    a cash payment equal to $35,000, representing the cost of COBRA premiums or medical benefits for a period of fourteen (14) months, payable within five (5) business days following the Date of Termination;
(iv)    vesting acceleration of outstanding stock options granted under any of the Company’s stock option or incentive plans that are held by the Executive immediately prior to the Date of Termination; and
(v)    vesting acceleration of outstanding time-based restricted stock units (including, without limitation, the Converted RSUs) granted under any of the Company’s incentive plans that are held by the Executive immediately prior to the Date of Termination.
(c)    Anything in this Agreement to the contrary notwithstanding, any amount payable under Section 3(b) hereof that is non-qualified deferred compensation subject to Section 409A that is payable upon the Date of Termination shall be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, to the Executive on the first business day that is after the earlier of (i) the date that is six months following the date of the Executive’s separation from service” within the meaning of Section 409A or (ii) the date of the Executive’s death, if the Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto). Notwithstanding anything herein to the contrary, if any equity award constitutes non-qualified deferred compensation that is subject to Section 409A, and settlement of the equity award pursuant to the provisions of this Agreement would result in adverse tax consequences under Section 409A, the equity award shall be settled upon the earliest date upon which the settlement may be made without resulting in adverse taxation under Section 409A.
4.    Golden Parachute. In the event that the benefits provided for in this Agreement (together with any other benefits or amounts) otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 4 be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s benefits under this Agreement shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, result in the receipt by the Executive on an after-tax basis, of the greater amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event of a reduction of benefits hereunder, the Consulting Firm (as defined below) shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence.  In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this Agreement or any other arrangement) in violation of Section 409A. Unless the Company and the Executive otherwise agree in writing, all determinations required to be made under this Section 4, including the manner and amount of any reduction in the Executive’s benefits under this Agreement, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by Ernst & Young LLP (the “Consulting Firm”). In the event that the Consulting Firm (or any affiliate thereof) is unable or unwilling to act, the Executive may appoint a nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Consulting Firm hereunder). All fees and expenses of the Consulting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Consulting Firm in connection with the performance of the services hereunder. For purposes of making the calculations required by this Section 4, the Consulting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Consulting Firm such information and documents as the Consulting Firm may reasonably request to make a determination under this Section 4.
5.    Withholding Taxes. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
6.    Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate of Bank of America from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive’s statement for such fees and expenses through the date of payment thereof; provided, however, that all such reimbursements must be made no later than the last day of the third calendar year that begins after the Date of Termination.
7.    Termination of Agreement. This Agreement shall be effective on the date hereof and shall continue until the first to occur of (a) the termination of the Executive’s employment with the Company prior to a Change in Control (except as otherwise provided hereunder), (b) a

Nonqualifying Termination, or (c) the termination of the Executive’s employment following the Termination Period.
8.    Scope of Agreement. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment with the Company or its Subsidiaries, and if the Executive’s employment with the Company terminates prior to a Change in Control, the Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that notwithstanding anything herein to the contrary, any termination of the Executive’s employment following a Change in Control shall be subject to all of the benefit and payment provisions of this Agreement.
9.    Section 409A. Notwithstanding anything to the contrary in this Agreement, the Company may amend the Agreement, or take any other actions, as deemed necessary or appropriate to (a) exempt any payment or benefit under the Agreement from Section 409A and/or preserve the intended tax treatment of the payments or benefits under the Agreement, or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under such Section, but the Company shall not be under any obligation to make any such amendment. Nothing in this Agreement shall provide a basis for any person to take action against the Company based on matters covered by Section 409A, including the tax treatment of any payment or benefit under the Agreement, and the Company shall not under any circumstances have any liability to the Executive, his estate or any other party for any taxes, penalties or interest due on any payment or benefit under this Agreement, including taxes, penalties or interest imposed under Section 409A.
10.    Compensation Recoupment. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), any payment or benefit under this Agreement shall not be deemed fully earned or vested, even if paid or distributed to the Executive, if such payment, benefit, or any portion thereof is deemed incentive compensation and subject to recovery, or “clawback” by the Company pursuant to the provisions of the Act and any rules or regulations promulgated thereunder or by any stock exchange on which the Company’s securities are listed (the “Rules”). In addition, the Executive hereby acknowledges that this Agreement may be amended as necessary and/or shall be subject to any recoupment policies adopted by the Company to comply with the requirements and/or limitations under the Act or the Rules, or any other federal or stock exchange requirements, including by expressly permitting (or, if applicable, requiring) the Company to revoke, recover and/or clawback any payment or benefit under this Agreement.
11.    Obligations of the Executive. The Executive agrees that if a Change in Control shall occur, the Executive shall not voluntarily leave the employ of the Company without Good Reason during the 90-day period immediately following a Change in Control.
12.    Successors’ Binding Obligation.
(a)    This Agreement shall not be terminated by any merger, consolidation or corporate reorganization of the Company (a “Company Change”) or transfer of assets. In the event of any Company Change or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or any person or entity to which the assets of the Company are transferred.

(b)    The Company agrees that concurrently with any Company Change or transfer of assets, it will cause any successor or transferee unconditionally to assume by written instrument delivered to the Executive (or his beneficiary or estate) all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Company Change or transfer of assets that results in a Change in Control shall constitute Good Reason hereunder and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such Company Change or transfer of assets becomes effective shall be deemed the date Good Reason occurs, and the Executive may terminate employment for Good Reason on or following such date.
(c)    This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.
13.    Notice.
(a)    For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
[NAME/ADDRESS]

If to the Company:

Trimble Inc.
935 Stewart Drive
Sunnyvale, California 94085
Attention: General Counsel
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Alternatively, notice may be deemed to have been delivered when sent by facsimile to a location provided by the other party hereto.

(b)    A written notice of the Executive’s Date of Termination by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination date (which date shall not be less than fifteen (15) nor more than sixty (60) days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
14.    Full Settlement; No Mitigation. The Company’s obligation to make any payments provided for by this Agreement to the Executive and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except as otherwise provided in Section 10. In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.
15.    Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.
16.    Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.
17.    Entire Agreement; Counterparts. This Agreement contains all the understanding between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings, promises and agreements, whether oral or in writing, previously entered into between them with respect to the subject matter herein. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the parties to the same extent as a manually signed original thereof.
18.    Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the

Executive or the Company may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year set forth below.
TRIMBLE INC.

By:_____________
Name:________________
Title:__________________

Date:____________

EXECUTIVE:

Name:
Title:

Date:

SIGNATURE PAGE TO
EXECUTIVE SEVERANCE AGREEMENT

Schedule to Exhibit 10.1

The Change in Control Severance Agreements with Bryn Fosburgh, James Veneziano, Chris Gibson and James Kirkland include provisions that preserve the existing "single trigger" change in control vesting acceleration of previously granted stock options, and provide for an additional twelve (12) month extension to exercise such options.